Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 29, 2011 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 20-F for the year ended March 31, 2011 of WNS (Holdings) Limited, which are incorporated by reference in the Registration Statement on Form F-3 dated October 12, 2011. We consent to the incorporation by reference in this Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Grant Thornton

Mumbai, India October 12, 2011